UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2020

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2020, the Board of Directors, or the Board, of Ziopharm Oncology, Inc., or the Company, appointed Mary Thistle as a member of the Company’s Board, effective immediately. Ms. Thistle will serve as a director until the Company’s 2021 Annual Meeting of Stockholders and until such time as her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Thistle was not appointed to serve on any committees of the Company’s Board. Ms. Thistle fills the vacancy on the Board created by the resignation of Scott Braunstein, MD, who resigned from the Board, effective November 15, 2020. Dr. Braunstein’s decision to resign was not due to any disagreement with the Company’s operations, policies or practices.

Ms. Thistle, 61, has served as Special Advisor to the Bill & Melinda Gates Medical Research Institute, a non-profit biotech organization, since October 2020, and was its Chief of Staff from January 2018 until October 2020. Prior to then, she held senior leadership positions at Dimension Therapeutics, Inc., a gene therapy company, including serving as its Chief Operating Officer from 2016 to 2017 and Chief Business Officer from 2015 to 2016. Prior to joining Dimension Therapeutics, Inc., she spent six years at Cubist Pharmaceuticals, Inc., a biopharmaceutical company, where she held various leadership positions, including serving as its Senior Vice President, Business Development from 2014 to 2015, Vice President, Business Development from 2012 to 2013 and Senior Director, Business Development from 2009 to 2012. Prior to then, she held various positions at ViaCell, Inc. and PerkinElmer Inc. Ms. Thistle serves as a member of the boards of directors of Homology Medicines, Inc., Enterome SA and Cocoon Biotech Inc. Ms. Thistle holds a B.S. in Accounting from the University of Massachusetts, Boston.

Ms. Thistle will be compensated in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in greater detail in the Company’s definitive proxy statement on Schedule 14A relating to its 2020 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission, or the Commission, on May 18, 2020.

In connection with her appointment, the Company will enter into its standard form of indemnity agreement with Ms. Thistle, the form of which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2013. Ms. Thistle was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

On November 16, 2020, the Company issued a press release announcing Dr. Braunstein’s resignation and the appointment of Ms. Thistle to the Board. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On November 15, 2020, the Board, following the recommendation of the Compensation Committee of the Board, granted each of Sath Shukla, the Company’s Chief Financial Officer, and Robert Hadfield, the Company’s General Counsel, a cash retention award in the amount of $500,000, with 40% of the retention award payable if such individual remains employed with the Company on April 1, 2021, 35% of the retention award payable if such individual remains employed with the Company on September 1, 2021, and 25% of the retention award payable if such individual remains employed with the Company on December 1, 2021. In addition, the Board granted Raffaele Baffa, M.D., Ph.D., the Company’s Chief Medical Officer, a cash retention award in the amount of $250,000, with 40% of the retention award payable if Dr. Baffa remains employed with the Company on April 1, 2021, 30% of the retention award payable if Dr. Baffa remains employed with the Company on September 1, 2021, and 30% of the retention award payable if Dr. Baffa remains employed with the Company on December 1, 2021. The final payment of the retention awards for each of Mr. Shukla, Mr. Hadfield and Dr. Baffa will only be payable if the Company has achieved certain patient dosing milestones in its TCR-T program. Further, if the employment of Mr. Shukla, Mr. Hadfield or Dr. Baffa is terminated without cause or such individual resigns for good reason or upon the occurrence of certain change in control events, each of Mr. Shukla, Mr. Hadfield and Dr. Baffa is entitled to his next scheduled payment in addition to any other compensation he may be owed pursuant to their respective employment arrangements with the Company and, in the case of the third retention payment, provided the patient dosing milestones are achieved.

In addition, on November 15, 2020, the Board approved amendments to the existing employment agreements for Mr. Shukla, Mr. Hadfield and Dr. Baffa. Under the amendments, each executive will receive twelve (12) months of their base salary in the event of a termination of their employment by the Company without “Cause” or by such executive for “Good Reason” (as such terms are defined in the executive’s respective employment agreement). Such severance period reflects an increase from the prior nine (9) month period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 16, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: November 19, 2020		Name: Robert Hadfield
Title: General Counsel and Secretary

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